Exhibit 10.1

LASER PROJECTION SYSTEMS AGREEMENT

BETWEEN

ROCKWELL COLLINS, INC.

ROCKWELL COLLINS SIMULATION & TRAINING SOLUTIONS, LLC

AND

EVANS & SUTHERLAND COMPUTER CORPORATION

ii

LASER PROJECTION SYSTEMS AGREEMENT

This Laser Projection Systems Agreement (this “Agreement”) is made and entered into as of the 26th day of May, 2006, (the “Effective Date”) by and among ROCKWELL COLLINS, INC., a Delaware corporation (“Parent”), ROCKWELL COLLINS SIMULATION & TRAINING SOLUTIONS LLC, a Delaware limited liability company and indirect wholly-owned subsidiary of Parent (“Buyer”), and EVANS & SUTHERLAND COMPUTER CORPORATION, a Utah corporation (“Seller”), and together with Buyer, hereinafter referred to as the “Parties”. Capitalized terms used herein but not defined shall have the meanings given to such terms in the APA (as defined below).

In consideration of the mutual agreements and the obligations of the Parties hereinafter expressed, the receipt and sufficiency of which are acknowledged, Seller and Buyer hereby agree as follows:

ARTICLE 1 - SUBJECT MATTER AND CONTRACT PRICE

1.1            As agreed under the terms of that certain Asset Purchase Agreement, dated as of February 7, 2006 (the “APA”), by and between Seller and Parent, the Parties hereby enter into this Agreement to provide for, among other things, the license by Seller to Buyer of rights to the Fixed-Based Laser Projection System and the Motion-Based Laser Projection System (each as defined below).

1.2            In recognition of the efforts undertaken for, and investments made by, Seller under this Agreement, Parent agrees to (i) pay to Seller, by wire transfer of immediately available funds, the amount of Two Million Dollars ($2,000,000) (the “Initial Payment”) upon the effectiveness of the license with respect to the Fixed-Based Laser Projection System as set forth in Section 8.1, and (ii) deliver to the Escrow Agent, upon execution of this Agreement, Three Million Dollars ($3,000,000) (together with the Initial Payment, the “Contract Price”) to be held by the Escrow Agent in an escrow fund (the “Escrow Fund”) pursuant to the Escrow Agreement (the “Escrow Agreement”), dated as of the date hereof, by and between Seller, Parent and the Escrow Agent, which amount (as may be reduced pursuant to Sections 5.1 and 5.2 or in accordance with the terms of the Escrow Agreement) shall be released to Seller in two installments in accordance with the terms of the Escrow Agreement in respect of the effectiveness of the license with respect to the Motion-Based Laser Projection System as set forth in Section 8.2.

1.3            The Contract Price excludes all taxes, duties or other levies, which may be imposed. All taxes, duties or other levies that are imposed shall be shared equally by Parent and Seller, except for income taxes of Seller, which shall be the sole responsibility of Seller.

ARTICLE 2 - DESCRIPTION OF LASER PROJECTION SYSTEMS

2.1            Seller shall provide a fixed-based laser projection system that meets or surpasses all functional and performance specifications contained in Attachment 1 hereto (the “Fixed-Based Laser Projection System”).

2.1.1            Seller shall perform a demonstration of the prototype Fixed-Based Laser Projection System (the “Fixed-Based Prototype Laser Projection System”).

2.1.2            Seller shall produce a Fixed-Based Laser Projection System that meets manufacturing acceptance testing (the “Fixed-Based First Article Laser Projection System”) in accordance with Section 4.2.

2.2            Seller shall provide a laser projection system that is motion capable that meets or surpasses all functional and performance specifications contained in Attachment 2 hereto (the “Motion-Based Laser Projection System”).

2.2.1            Seller shall perform a demonstration of the prototype Motion-Based Laser Projection System (the “Motion-Based Prototype Laser Projection System”) in accordance with Section 4.3.

2.2.2            Seller shall produce a Motion-Based Laser Projection System that meets manufacturing acceptance testing (the “Motion-Based First Article Laser Projection System”) in accordance with Section 4.4.

2.3            Seller agrees to provide Buyer with quarterly status reports and verbal question and answer sessions regarding the Fixed-Based Laser Projection System and the Motion-Based Laser Projection System, which shall include product status, project accomplishment, achievement of performance standards, technological challenges and program schedule status.

2.4            Seller agrees to provide Buyer with a program schedule for the Fixed-Based Laser Projection System and the Motion-Based Laser Projection System within a reasonable time after execution of this Agreement.

2.5            Seller shall provide Buyer with a listing of all documentation reasonably necessary for the installation, operation, testing and support of the Fixed-Based Laser Projection System and Motion-Based Laser Projection System.

2.6            Seller shall be solely responsible for all costs associated with the research, development, design, engineering, prototype and first production articles and associated testing required to provide Buyer with laser projection systems that are fully compliant with the specifications contained in Attachments 1 and 2 hereto.

ARTICLE 3 - DELIVERY

3.1            Seller shall use commercially reasonable efforts to complete the Fixed-Based First Article Laser Projection System on or before May 31, 2006.

3.2            Seller shall use commercially reasonable efforts to complete the Motion-Based Prototype Laser Projection System on or before July 1, 2007.

3.3            Seller shall use commercially reasonable efforts to complete the Motion-Based First Article Laser Projection System on or before December 31, 2007.

ARTICLE 4 - QUALITY ASSURANCE, TESTING AND ACCEPTANCE OF WORK

4.1            Seller will provide and maintain a quality control system in accordance with ISO 9001 for the work performed under this Agreement. Upon request by Buyer, Seller shall provide current proof of certification.

4.2            Buyer and Seller will conduct manufacturing acceptance testing of the Fixed-Based First Article Laser Projection System at Seller’s facilities in accordance with a mutually developed plan that will test and evaluate the Fixed-Based First Article Laser Projection System against the specifications contained in Attachment 1 hereto. Upon completion of such testing, Buyer and Seller will make a joint determination of system compliance and acceptance. Neither Buyer nor Seller shall unreasonably withhold, delay or condition its determination of compliance or noncompliance, as the case may be.

4.3            After demonstration of the Motion-Based Prototype Laser Projection System at Seller’s facilities, Buyer and Seller will test and evaluate the Motion-Based Prototype Laser Projection System to ensure compliance with the specifications contained in Attachment 2 hereto and FAA Level D standards, as in effect on the date of this Agreement.

4.4            Buyer and Seller will conduct manufacturing acceptance testing of the Motion-Based First Article Laser Projection System at Seller’s facilities in accordance with a mutually developed plan that will test and evaluate the Motion-Based First Article Laser Projection System against the specifications contained in Attachment 2 hereto and FAA Level D standards, as in effect on the date of this Agreement. Upon completion of such testing, Buyer and Seller will make a joint determination of system compliance and acceptance. Neither Buyer nor Seller shall unreasonably withhold, delay or condition its determination of compliance or noncompliance, as the case may be.

4.5            If Seller tenders nonconforming material, Seller will, at its option, replace or correct the material, at no increase in the Contract Price.

4.6            Seller agrees to provide to Buyer, by first production article inspection of the Fixed-Based Laser Projection System and the Motion-Based Laser Projection System, as applicable, and to maintain for five (5) years thereafter, design, engineering and technical documentation and data reasonably necessary to install, operate, test, support and sell the Fixed-Based Laser Projection System and the Motion-Based Laser Projection System, as applicable. In addition, if at any time after manufacturing acceptance testing and acceptance of the Fixed-Based Laser Projection System or the Motion-Based Laser Projection System, as applicable, such documentation or data is updated, revised or supplemented, Seller agrees to provide to Buyer reasonably promptly any such updated, revised or supplemented documentation or data to the extent that it relates to the Fixed-Based Laser Projection System or the Motion-Based Laser Projection System as designed and delivered to Buyer.

ARTICLE 5 - PENALTY FOR LATE DELIVERY

5.1            If Buyer and Seller have not completed manufacturing acceptance testing of the Motion-Based First Article Laser Projection System on or before December 31, 2007, Parent shall be entitled, out of the Escrow Fund, to (i) Forty-One Thousand Six Hundred Sixty-Seven Dollars ($41,667) on each of the first four (4) monthly anniversary dates following December 31, 2007, (ii) Eighty-Three Thousand Three Hundred Thirty-Three Dollars ($83,333) on each of the first four (4) monthly anniversary dates following April 30, 2008, and (iii) One Hundred Twenty-Five Thousand Dollars ($125,000) on each of the first four (4) monthly anniversary dates following August 31, 2008, in each such case if Buyer and Seller have not completed manufacturing acceptance testing of the Motion-Based First Article Laser Projection System on or before such monthly anniversary date, except to the extent that such failure arises from any cause or causes beyond the control of Seller, including acts of critical suppliers beyond the control of Seller, acts of God, fire, storm, flood, earthquake, governmental regulation or direction, acts of the public enemy, war, terrorism, rebellion, insurrection, riot, invasion, strike or lockout, in each case not resulting from the negligence of Seller (each a “Force Majeure Event”), in which event the payment date with respect to each such payment shall be postponed by a number of days equal to the duration of such Force Majeure Event; provided, that, if Buyer and Seller have not completed manufacturing acceptance testing of the Motion-Based First Article Laser Projection System on or before December 31, 2008, Parent shall be entitled, out of the Escrow Fund, to an additional One Million Dollars ($1,000,000) on December 31, 2008, except to the extent that such failure is caused by a Force Majeure Event, in which event the payment date with respect to such payment shall be postponed by a number of days equal to the duration of such Force Majeure Event.

5.2            If the Motion-Based Prototype Laser Projection System has not been demonstrated on or before December 31, 2008, Parent shall be entitled, out of the Escrow Fund, to the amount of One Million Dollars ($1,000,000), except to the extent that such failure is caused by a Force Majeure Event, in which event the payment date with respect to such payment shall be postponed by a number of days equal to the duration of such Force Majeure Event.

ARTICLE 6 - MODIFICATIONS AND IMPROVEMENTS

6.1            Buyer may propose modifications to the Fixed-Based Laser Projection System or the Motion-Based Laser Projection System at any time. Seller shall review any such proposals and negotiate with Buyer in good faith with respect thereto to attempt to reach agreement on reasonable commercial terms, provided that modifications shall be made only upon mutual written agreement between Buyer and Seller.

6.2            Buyer may propose improvements to the Fixed-Based Laser Projection System or the Motion-Based Laser Projection System at any time. Seller shall review any such proposals and negotiate with Buyer in good faith with respect thereto to attempt to reach agreement on reasonable commercial terms, provided that improvements shall be made only upon mutual written agreement between Buyer and Seller.

6.3            After manufacturing acceptance testing and acceptance of the Fixed-Based Laser Projection System and the Motion-Based Laser Projection System, Seller may, at its election, incorporate any enhancements, improvements or new capabilities, designed for, or incorporated into, Seller’s commercial products that were developed by Seller independently of Buyer into the Fixed-Based Laser Projection Systems and the Motion-Based Laser Projection Systems supplied to Buyer, at no additional developmental cost to Buyer. Any other enhancements, improvements, or new capabilities designed for, or incorporated into, Seller’s commercial products that were developed by Seller independently of Buyer will be incorporated into the Fixed-Based Laser Projection System and the Motion-Based Laser Projection System only to the extent that the commercial terms upon which such enhancements, improvements or new capabilities are so incorporated are mutually agreed by Seller and Buyer. Notwithstanding anything herein to the contrary, Seller will have no obligation to incorporate any enhancements, improvements or new capabilities into products which have already been manufactured or delivered. To the extent that Seller incorporates any such enhancements, improvements or new capabilities into the Fixed-Based Laser Projection System and the Motion-Based Laser Projection System pursuant to the first or second sentence of this Section 6.3, Seller will provide Buyer with any updated design, engineering and technical documentation and data, including but not limited to drawings, parts lists, bills of materials, and fabrication instructions, to the extent related to the Fixed-Based Laser Projection System and the Motion-Based Laser Projection System.

6.4            All modifications and improvements to the laser projectors and all Intellectual Property associated therewith shall be owned by Seller, regardless of whether Buyer compensates Seller for creating such modifications or improvements. All such Intellectual Property shall be deemed Laser Intellectual Property for the purposes of this Agreement. Seller shall promptly notify Buyer of all such modifications and improvements in writing, and Seller agrees to meet with Buyer in person at least once annually, and by telephone at least once quarterly, for the purpose of discussing such modifications and improvements.

ARTICLE 7 -  GENERAL LICENSE

7.1            For purposes of Articles 7 and 8, the following terms shall have the following meanings:

7.1.1            “Catastrophe Event” means (i) a Seller Bankruptcy Event; or (ii) the complete cessation by Seller of its business relating to the design, manufacture and sale of laser projectors (it being understood and agreed that the failure by Seller to deliver any products at all under the Laser Supply Agreement for a period of at least three (3) years after Buyer has submitted and not withdrawn a purchase order for any products under the Laser Supply Agreement following manufacturing acceptance testing of the Motion-Based Laser Projector System shall be deemed to be such a cessation by Seller under this clause (ii), except to the extent that such failure is caused by a Force Majeure Event, in which event such three year period shall be extended by a number of days equal to the duration of such Force Majeure Event).

7.1.2            “Exclusive Laser Fields” means the following fields:  (i) military and commercial simulation and training (and embedded simulation and training); and (ii) aircraft flight decks and cabins.

7.1.3            “Laser Intellectual Property” means all existing or future Seller Intellectual Property covering or relating to laser projectors.

7.1.4            “Laser Technology Escrow” shall have the meaning set forth in Section 7.5.2.

7.1.5            “Non-Exclusive Laser Fields” means the following fields, in each case to the extent not included in the Exclusive Laser Fields:  (i) commercial air traffic control (ATC); (ii) military helmet mounted laser displays; (iii) aircraft test equipment; (iv) military global positioning systems (GPS); and (v) command and control for military intelligence, surveillance and reconnaissance (C2ISR).

7.1.6            “Seller Intellectual Property” means all Intellectual Property that is either owned by Seller or under which Seller has the right to license without the payment of royalties or other fees to any third party. Notwithstanding the foregoing, Seller Intellectual Property shall exclude trademarks, service marks, logos, trade dress, corporate names, and trade names, including the good will appurtenant thereto, whether statutory or common law, and any and all registrations and applications to register therefor.

7.1.7            “Seller Laser Projector Business” means all businesses outside of the Exclusive Laser Fields and the Non-Exclusive Laser Fields.

7.1.8            “Seller Bankruptcy Event” means that Seller has become the subject of a case under Chapter 7 of the U.S. Bankruptcy Code or any similar liquidation, dissolution, or debtor relief statute under state or federal law (but excluding any such statute, including Chapter 11 of the U.S. Bankruptcy Code, providing for reorganization or restructuring of debtors), and such case shall not have been dismissed for ninety (90) days.

7.2          Laser Intellectual Property License.

7.2.1            Effective as of the Effective Time, Seller hereby grants to Buyer, and Buyer hereby accepts, an exclusive (subject to Sections 7.2.4 and 7.4), perpetual, worldwide, non-transferable (except as set forth in Section 11.1), fully-paid, royalty-free right and license, without the right to grant sublicenses (except to (i) Parent and all direct or indirect subsidiaries of Parent (for so long as such subsidiary remains a direct or indirect subsidiary of Parent) and (ii) end-users of software and databases, provided that such sublicenses are granted solely for the use of, and to the extent reasonably necessary for such end-user to use, such software and databases and such sublicenses are subject to Section 7.3.4), under all Laser Intellectual Property to use, sell, offer for sale, import and export laser projectors in the Exclusive Laser Fields.

7.2.2            Effective as of the Effective Time, Seller hereby grants to Buyer, and Buyer hereby accepts, a non-exclusive, perpetual, worldwide, non-transferable (except as set forth in Section 11.1), fully-paid, royalty-free right and license, without the right to grant sublicenses (except to (i) Parent and all direct or indirect subsidiaries of Parent (for so long as such subsidiary remains a direct or indirect subsidiary of Parent) and (ii) end-users of software and databases, provided that such sublicenses are granted solely for the use of, and to the extent reasonably necessary for such end-user to use, such software and databases and such sublicenses are subject to Section 7.3.4), under all Laser Intellectual Property to use, sell, offer for sale, import and export laser projectors in the Non-Exclusive Laser Fields.

7.2.3            Effective upon the occurrence of a Catastrophe Event, Seller hereby grants to Buyer, and Buyer hereby accepts a non-exclusive, perpetual, worldwide, non-transferable (except as set forth in Section 11.1), fully-paid, royalty-free right and license, without the right to grant sublicenses (except to (i) Parent and all direct or indirect subsidiaries of Parent (for so long as such subsidiary remains a direct or indirect subsidiary of Parent) and (ii) end-users of software and databases, provided that such sublicenses are granted solely for the use of, and to the extent reasonably necessary for such end-user to use, such software and databases and such sublicenses are subject to Section 7.3.4), under all Laser Intellectual Property to make, have made and modify laser projectors in the Exclusive Laser Fields and the Non-Exclusive Laser Fields by third party manufacturers approved by Seller (which approval shall not be unreasonably withheld or delayed).

7.2.4            All exclusive licenses granted under this Agreement are exclusive against all Persons, including the applicable licensor and its Affiliates; provided, however, that all exclusive licenses and all rights granted under this Agreement shall be subject to (i) the third party licenses granted by Seller existing as of the date of this Agreement, and (ii) any restrictions contained in the third party licenses granted to Seller as of the date of this Agreement, each of which are set forth on Schedule 7.2.4 attached hereto and have been made available to Buyer.

7.2.5            Following the date of completion of manufacturing acceptance testing of the Motion-Based First Article Laser Projection System in accordance with Article 2, if (i) Buyer fails to place any orders for laser projectors in the Exclusive Laser Fields for any fifteen (15) month period, (ii) Seller demonstrates in writing with reasonable detail following such fifteen (15) month period that customers desire to buy simulators or other products within the Exclusive Laser Fields using Seller’s laser projectors on terms that are in the aggregate no more favorable to such customers than the terms offered to Buyer (including the configuration of the Fixed-Based Laser Projection System or Motion-Based Laser Projection System, as applicable, volume of purchasing, payment terms, warranty terms and other contractual terms), and (iii) Buyer fails to place any orders for laser projectors in the Exclusive Laser Fields for the three (3) month period following receipt of Seller’s written demonstration pursuant to clause (ii), the exclusive license under Section 7.2.1 shall become nonexclusive, except to the extent that such failure is caused by a Force Majeure Event, in which event such fifteen (15) month period or three (3) month period, as the case may be, shall be extended by a number of days equal to the duration of such Force Majeure Event.

7.2.6            Seller and Buyer agree that the licensed rights granted pursuant to this Agreement (including all licensed know-how and other licensed trade secrets) are “intellectual property” as defined in 11 U.S.C. 101(35A). Seller and Buyer each intend, and Seller and Buyer each agree that they will not make any argument to the contrary in any court of law or equity, that the licenses and related rights and benefits granted to Buyer pursuant to this Agreement, including the release of escrow and Buyer’s right to make and have made upon the occurrence of a Catastrophe Event, shall be entitled to the benefits and protections of Section 365(n) of Title 11 of the U.S.

Code. For the purposes of Section 365(n), the “embodiments” of the intellectual property licensed under this Agreement include (i) the know-how and other trade secrets of Seller relating to the manufacture of laser projectors, including the drawings and designs associated with the know-how for manufacture of the laser projector (including drawings of the circuit boards and chip design packets) and the methods and technology used to manufacture the laser projector, and (ii) works of authorship used in connection with the marketing and promotion of the laser projector.

7.3            Enforcement/Other Restrictions.

7.3.1            Enforcement By Buyer. Buyer shall have the sole power to institute and prosecute suits for infringement or misappropriation of the Laser Intellectual Property that relates solely to the Exclusive Laser Fields, and if required by law, Seller will join as party plaintiff in such suits; provided, that if Buyer fails to initiate an action to enforce the foregoing Intellectual Property within ninety (90) days of written notice by Seller, Seller, at its own expense, shall have the right to file suit against such infringer, in the name of the Buyer and for Seller’s benefit. All costs and expenses of any such suits instituted by Buyer or Seller shall be borne by the party who instituted such suit against the infringer, and such party shall have the right to collect for its own use all damages, profits and awards of whatever nature recoverable for such infringement. Each party shall, at the requesting party’s expense, reasonably cooperate with the other party in any such suit.

7.3.2            Enforcement by Seller. Except as provided in Section 7.3.1, Seller shall have the sole power to institute and prosecute suits for infringement or misappropriation of the Laser Intellectual Property in all other instances (including, without limitation, the sole power to institute and prosecute suits for infringement or misappropriation of the Laser Intellectual Property that relates (i) to any and all fields outside the Exclusive Laser Fields and/or (ii) to both the Exclusive Laser Fields and a field outside the Exclusive Laser Fields) and if required by law, Buyer will join as party plaintiff in such suits; provided, that if Seller fails to initiate an action to enforce the foregoing Intellectual Property that relates directly to the Exclusive Laser Fields within ninety (90) days of written notice by Buyer, the Buyer, at its own expense and with the consent of Seller (not to be unreasonably withheld), shall have the right to file suit against such infringer, in the name of Seller and for Buyer’s benefit. All costs and expenses of any such suits instituted by Buyer or Seller shall be borne by the party who instituted such suit against the infringer, and such party shall have the right to collect for its own use all damages, profits and awards of whatever nature recoverable for such infringement. Each party shall, at the requesting party’s expense, reasonably cooperate with the other party in any such suit.

7.3.3            Against Licensees, Sublicensees or Transferees. In the event of a breach by a licensee, sublicensee or transferee of either party hereto of the exclusivity and/or field restrictions of the applicable license or sublicense agreement, the party who learns of such breach shall promptly notify the other party in writing, and the licensor, sublicensor or transferor, as the case may be, shall take commercially reasonable actions to stop such breach. If such actions are not successful in obtaining agreement from such third party to promptly cease such use within sixty (60) days of notice of such breach, such licensor, sublicensor or transferor shall, at the aggrieved party’s request, commence appropriate action, which may include commencing suit, to stop such breach within sixty (60) days of such request. The aggrieved party may participate in any such suit, at its own expense, with the applicable licensor, sublicensor or transferor, and such licensor, sublicensor or transferor shall not settle any such suit in a manner that would materially adversely affect the aggrieved party’s exclusive rights without the consent of the aggrieved party. Neither party shall enter into any license or sublicense agreement whose terms conflict with the rights of the parties set forth in this Section 7.3.3.

7.3.4            As a condition to the licenses granted Buyer hereunder, Buyer agrees (and shall cause its sublicensees to agree) not to decompile, disassemble or otherwise reverse engineer any laser projector or component thereof delivered by Seller, or any software or firmware therein. Notwithstanding anything to the contrary, any license to software granted to Buyer hereunder is for the object code only and no license is granted (or implied) with respect to the source code, unless and until the make and have made license is granted pursuant to Section 7.2.3 and such source code is released pursuant to the escrow agreement as provided in Section 7.5.3, in which case the license in Section 7.2.3 shall include a license to such source code under such license.

7.4            Exclusivity. Except for the licenses granted to Buyer in the Exclusive Laser Fields in this Agreement and laser projectors manufactured by Seller for Buyer pursuant to the Supply Agreement, Seller shall not use, sell, offer for sale, import or export laser projectors in the Exclusive Laser Fields, or license any Person to do so and Seller hereby represents and warrants that it has not licensed any third party to use, sell, offer for sale, import or export laser projectors in the Exclusive Laser Fields. In connection with the foregoing:

7.4.1            Seller shall require that all Persons (other than the U.S. government) who purchase laser projectors, as a stand-alone product, from Seller agree in writing: (i) not to use or resell such laser projectors in the Exclusive Laser Fields; and (ii) to require that all future transferees of such laser projectors agree in writing not to resell laser projectors into the Exclusive Laser Fields and to cause such transferees to so agree in writing.

7.4.2            Seller shall require that all Persons to whom Seller grants a license to make or have made laser projectors agree in writing: (i) not to use or resell laser projectors in the Exclusive Laser Fields; and (ii) to require that all sublicensees and future sublicensees of such license agree in writing not to use or sell laser projectors in the Exclusive Laser Fields and to cause such sublicensees to so agree in writing.

7.4.3            Seller shall not transfer or pledge as collateral any Laser Intellectual Property without obtaining the transferee’s or secured party’s written agreement to the terms and conditions of Sections 7.2, 7.3 and 7.4 of this Agreement. Any transfer or pledge in violation of the foregoing shall be void ab initio.

7.4.4            Buyer shall require that all Persons (other than the U.S. government) who purchase laser projectors that were initially purchased from or manufactured by Seller, as a stand-alone product, from Buyer, Parent or any direct or indirect subsidiaries of Parent agree in writing: (i) not to use or resell such laser projectors in the field of the Seller Laser Projector Business; and (ii) to require that all future transferees of such laser projectors agree in writing not to resell laser projectors in the field of the Seller Laser Projector Business and to cause such transferees to so agree in writing.

7.4.5            Buyer shall require that all Persons to whom Buyer, Parent or any direct or indirect subsidiaries of Parent grants a license to make or have made laser projectors that utilize the Laser Intellectual Property agree in writing: (i) not to use or resell laser projectors in the field of the Seller Laser Projector Business; and (ii) to require that all sublicensees and future sublicensees of such license agree in writing not to use or sell laser projectors in field of the Seller Laser Projector Business and to cause such sublicensees to so agree in writing.

7.5            Documentation and Laser Technology Escrow.

7.5.1            Seller shall grant Buyer reasonable access to all design documentation reasonably necessary to one of ordinary skill in the art for application development, installation, testing, operation, sale, system integration and support of laser projectors.

7.5.2            At or prior to the Closing, Seller shall place into escrow with a recognized escrow agent mutually acceptable to Seller and Buyer sufficient documentation and data to enable the manufacture of laser projectors by one of ordinary skill in the art on behalf of Buyer in the event of a Catastrophe Event, which escrow shall be updated annually to include documentation and data relating to subsequent improvements to the technology (“Laser Technology Escrow”). The cost of such escrow shall be shared equally between the parties.

7.5.3            The escrow agreement governing the Laser Technology Escrow shall provide that, upon the occurrence of a Catastrophe Event, the Laser Technology Escrow shall be released to Buyer subject to Section 7.2.3 and procedures set forth in such escrow agreement agreed upon by the Parties.

7.6            Laser Projectors Outside the Exclusive Laser Fields and the Non-Exclusive Laser Fields.

7.6.1            In the event that Buyer notifies Seller that Buyer desires to expand its use or sale of laser projectors into additional lines of business outside of the Exclusive Laser Fields and the Non-Exclusive Laser Fields, Seller agrees to negotiate in good faith with Buyer to attempt to reach agreement on the terms and conditions of a license, supply and/or related agreement between Buyer and Seller with respect to any such expansion, subject to (i) any exclusive arrangements Seller has entered into with third parties and (ii) Seller’s good faith intention to enter the relevant line of business (other than the defense electronics and commercial aviation markets).

7.6.2            In the event that Seller initiates an expansion of the use or sale of laser projectors into defense electronics and commercial aviation markets outside of the Exclusive Laser Fields and the Non-Exclusive Laser Fields, Seller shall promptly notify Buyer of any such expansion and, upon Buyer’s requests, negotiate in good faith with Buyer to attempt to reach agreement on the terms and conditions of a license, supply and/or related agreement between Buyer and Seller with respect to any such expansion.

ARTICLE 8 - FIXED-BASED LASER PROJECTION SYSTEM AND MOTION-BASED LASER PROJECTION SYSTEM LICENSES

8.1            The Fixed-Based Laser Projection System shall be deemed to be a laser projector for the purpose of the licenses granted to Buyer and others in Article 7, and, upon completion of manufacturing acceptance testing of the Fixed-Based First Article Laser Projection System in accordance with Article 2, such licenses in Article 7 shall become effective as to the Fixed-Based Laser Projection System.

8.2            The Motion-Based Laser Projection System shall be deemed to be a laser projector for the purpose of the licenses granted to Buyer and others in Article 7, and, upon completion of manufacturing acceptance testing of the Motion-Based First Article Laser Projection System in accordance with Article 2, such licenses in Article 7 shall become effective as to the Motion-Based Laser Projection System.

ARTICLE 9 - INDEMNITY

9.1            Seller will indemnify, defend and hold harmless Buyer, its directors, officers, employees, agents, customers and each of the heirs, executors, successors, sublicensees (but only to the extent they are direct or indirect parent, subsidiary or sister companies of Buyer) and permitted assigns of any of the foregoing (collectively, the “Buyer Indemnitees”) from and against all claims, liabilities, demands, damages, or losses (collectively, “Third Party Claims”) asserting that the Fixed-Based Laser Projection System or the Motion-Based Laser Projection System (upon completion thereof) licensed herein infringes, violates or misappropriates any intellectual property rights of any Person insofar as and solely to the extent that such Third Party Claim is based on a claim that the infringement or wrongful use is attributable to Buyer’s application without modification (or combination with other technology) and which use is in material compliance with the terms of this Agreement.

9.2            Should any portion of the Fixed-Based Laser Projection System or the Motion-Based Laser Projection System (upon completion thereof) licensed herein become or, in the Seller’s reasonable opinion, be likely to become the subject of a claim of infringement, violation or misappropriation of Person’s intellectual property right, without limiting any of Buyer’s other remedies, Seller at its option and expense shall either (i) procure for the Buyer the right to continue to use that portion of the Fixed-Based Laser Projection System or the Motion-Based Laser Projection System (upon completion thereof), or (ii) replace or modify that portion of the Fixed-Based Laser Projection System or the Motion-Based Laser Projection System (upon completion thereof) to avoid the infringement or misappropriation, in each case to the extent such action can be effected under commercially reasonable terms.

9.3            Except as provided in Section 9.1, Buyer hereby agrees to indemnify, defend and hold harmless Seller, its affiliates and their respective successors and assigns, and its and their respective directors, officers, agents and employees (collectively, the “Seller Indemnitees”), from and against all Third Party Claims to the extent any such Third Party Claim arises directly from the use by Buyer of the Laser Intellectual Property and which use is not in material compliance with the terms of this Agreement.

9.4            The indemnity provided to any Party herein shall be governed by the procedures for indemnification set forth in Section 13.3 of the APA, which is incorporated herein by reference.

9.5            Seller’s and Buyer’s total liability to incur out-of-pocket costs in the defense of Third Party Claims and to pay damages or awards in any and all Third Party Claims under this Agreement is limited to Five Million Dollars ($5,000,000) in the aggregate, and Buyer and Seller, as the case may be, will advance to Seller or Buyer, as applicable, any amount required to be expended by Seller or Buyer in excess of that limit.

9.6            Without limiting Buyer’s and Seller’s remedies under the Supply Agreement, Seller and Buyer, as the case may be, shall not be liable to Buyer or Seller, as applicable, for any loss of use, revenue, profit or any special, indirect, incidental or consequential damages arising from any cause whatsoever in connection with this Agreement; provided that this Section 9.6 shall not apply to loss of use, revenue, profit or special, indirect, incidental or consequential damages that are components of judgment awards against a member of the Buyer Indemnitees or the Seller Indemnitees, as the case may be, in actions by third parties to the extent any such judgment award is subject to indemnification pursuant to Section 9.1 or Section 9.3, respectively.

ARTICLE 10 - TERMINATION

10.1      Buyer may at any time, by written notice to Seller, without prejudice to any other rights or remedies provided under this Agreement, terminate this Agreement in any one of the following circumstances:

10.1.1      if Seller has been declared bankrupt, makes an assignment for the benefit of creditors, or is in receivership; or

10.1.2      if Seller materially fails to deliver the systems or perform the services reasonably within the times specified herein or any extensions thereof and Seller has not remedied such failure to perform within a reasonable time thereafter following receipt of written notice thereof from Buyer.

10.2      If this Agreement is terminated pursuant to this Article, Seller shall have no further obligations.

ARTICLE 11 - ASSIGNMENT

11.1      Neither party will convey, assign or otherwise transfer any of its rights or obligations under this Agreement without the express written consent of the other party, except that (i) Buyer may assign all or a portion of its rights and obligations under this Agreement to a purchaser of all or substantially all of the assets of the business that utilizes such rights, or to Parent or any direct or indirect subsidiary of Parent (for so long as such subsidiary remains a direct or indirect subsidiary of Parent), and (ii) Seller may assign all or a portion of its rights and obligations under this Agreement to a purchaser of all or substantially all of the assets of the Seller Laser Projector Business, provided that, such party agrees in writing to assume all of Buyer’s or Seller’s obligations, as applicable, under this Agreement, it being understood that, in the event of an assignment of a portion of its rights to a purchaser of assets in accordance with clauses (i) and (ii), the assigning party shall not retain the same rights that are assigned to such purchaser or assign the same rights to any other purchaser; provided, however, no assignment of only a portion of Buyer’s rights to a purchaser of assets in accordance with clause (i) may be made to a purchaser that is a competitor of Seller. Any conveyance, assignment or transfer requiring the express written consent of another party to this Agreement which is made without such consent shall be void ab initio. No assignment of this Agreement shall relieve the assigning party of its obligations hereunder, and all rights and obligations of each party hereunder shall survive any change of control of such party.

ARTICLE 12 - NOTICES

12.1      All notices, requests, claims, demands and other communications required or permitted to be given under this Agreement will be in writing and will be delivered by hand or telecopied, e-mailed or sent, postage prepaid, by registered, certified or express mail or reputable overnight courier service and will be deemed given when so delivered by hand or telecopied, when e-mail confirmation is received if delivered by e-mail, or three business days after being so mailed (one business day in the case of express mail or overnight courier service). All such notices, requests, claims, demands and other communications will be addressed as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice in accordance with this Section 12.1:

(a)	If to Parent or Buyer:
Rockwell Collins, Inc.
400 Collins Road N.E.
Cedar Rapids, Iowa 52498

	Attention:	Gary R. Chadick, Esq.
Senior Vice President,
General Counsel and
Secretary
	Telecopy:	(319) 295-3599
	E-mail:	grchadic@rockwellcollins.com

and to:

Rockwell Collins Simulation &
Training Solutions, LLC
22626 Sally Ride Drive
Sterling, Virginia 20164

	Attention:	Tony Syme
	Telecopy:	(703) 234-2103
	E-mail:	jasyme@rockwellcollins.com

with a copy to:

Chadbourne & Parke LLP
30 Rockefeller Plaza
New York, New York 10112

	Attention:	Peter R. Kolyer, Esq.
	Telecopy:	(212) 541-5369
	E-mail:	pkolyer@chadbourne.com

(b)	If to Seller:
Evans & Sutherland Computer Corporation
600 Komas Drive
Salt Lake City, Utah 84108

	Attention:	David Bateman
	Telecopy:	(801) 588-4511
	E-mail:	dbateman@es.com

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP
525 University Avenue, Suite 1100
Palo Alto, California 94301

	Attention:	Marc R. Packer
	Telecopy:	(650) 470-4570
	Email:	mpacker@skadden.com

ARTICLE 13 - GOVERNING LAW; CONSENT TO JURISDICTION

13.1      This Agreement will be governed by and construed in accordance with the internal laws of the State of Delaware applicable to contracts made and to be performed entirely within such State, without regard to the conflicts of law principles of such State.

13.2      Subject to Section 15.15 of the Asset Purchase Agreement, each of Buyer and Seller irrevocably submits to the exclusive jurisdiction of (i) the Court of Chancery in and for the State of Delaware and the Superior Court in and for the State of Delaware and (ii) the United States District Court for the District of Delaware for the purposes of any Action arising out of this Agreement, any provision hereof or the breach, performance, enforcement, validity or invalidity hereof (and agrees not to commence any Action relating thereto except in such courts). Each of Buyer and Seller further agrees that service of any process, summons, notice or document hand delivered or sent by U.S. first class mail to such party’s respective address set forth in Section 12.1 shall be effective service of process for any Action in Delaware with respect to any matters to which it has submitted to jurisdiction as set forth in the immediately preceding sentence. Each of Buyer and Seller irrevocably and unconditionally waives any objection to the laying of venue of any Action arising out of this Agreement, any provision hereof or the breach, performance, enforcement, validity or invalidity hereof in (i) the Court of Chancery in and for the State of Delaware and the Superior Court in and for the State of Delaware or (ii) the United States District Court for the District of Delaware, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Action brought in any such court has been brought in an inconvenient forum. Notwithstanding the foregoing, each party agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment in any jurisdiction or in any other manner provided in Law or in equity.

ARTICLE 14 - INVALID PROVISIONS

14.1      If any of the provisions of this Agreement shall contravene or be invalid, such contravention or invalidity shall not invalidate the whole Agreement, but the Agreement shall be construed as if not containing the particular provision or provisions held to be invalid, and the rights and obligations of the Parties shall be construed and enforced accordingly.

ARTICLE 15 - SOFTWARE LICENSE

15.1      All software provided under this Agreement requires a license agreement between Buyer and Seller as part of this Agreement. Buyer hereby agrees and acknowledges to such license agreement which shall be an attachment to this Agreement.

ARTICLE 16 - INTERPRETATION

16.1      The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any Federal, state, local, or foreign Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. For the purposes of this Agreement, (i) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires, (ii) the terms “hereof”, “herein”, and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, (iii) the word

“including” and words of similar import when used in this Agreement shall mean “including, without limitation” and (iv) the word “or” shall not be exclusive.

ARTICLE 17 - GUARANTY

17.1      Parent hereby guarantees all of Buyer’s obligations hereunder.

ARTICLE 18 - MISCELLANEOUS

18.1      This Agreement, and documents referenced herein, contains the entire agreement between Buyer and Seller.

18.2      This Agreement may not be amended, modified or supplemented except by a written agreement executed by Buyer and Seller.

IN WITNESS WHEREOF, the authorized representatives of the Parties hereto have executed this Agreement on the date first set forth above.

ROCKWELL COLLINS, INC.	ROCKWELL COLLINS SIMULATION & TRAINING SOLUTIONS LLC

Kent L. Statler/ Senior Vice President and General Manager, Rockwell Collins Services	J. Anthony Syme / President
Name / Title	Name / Title

/s/ Kent L. Statler	/s/ J. Anthony Syme
Signature	Signature

May 26, 2006	May 26, 2006
Date	Date

EVANS & SUTHERLAND
COMPUTER CORPORATION

James R. Oyler / President and Chief Executive Officer
Name / Title

/s/ James R. Oyler
Signature

May 26, 2006
Date

Attachment 1

Fixed-Based Laser Projection System Specifications

Attachment 2

Motion-Based Laser Projection System Specifications